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                                                                    Exhibit 10.1

December 9, 1999


Mark O'Leary
106 Wild Oak Court
Danville, CA  94506


Dear Mark,

Excite@Home is pleased to offer you the position of Senior Vice President, @Work. In this position, you will report to Adam Grosser, President, Subscriber Network. Your base salary will be an annual salary of $200,000. You will also be eligible to participate in the Excite@Home Executive Incentive plan. Your annual target incentive award is 25% of your base salary or $50,000 paid annually.

You will also be offered a one-time hiring bonus of $35,000 gross payable. $20,000 will be paid in your first regular paycheck. The remaining $15,000 will be paid after six months of service. The following restrictions apply to this bonus. If you terminate prior to a year of service, you will be required to re-pay the bonus in full.

STOCK

Subject to approval by Excite@Home's Board of Directors (or its designee), you will receive a stock option to purchase 150,000 shares of Series A Common Stock. The exercise price of your stock option will equal the Nasdaq closing price for Excite@Home's Series A Common Stock on the date your stock option is approved by the Board of Directors (or its designee), which we anticipate will occur within two weeks following your date of hire. Your date of hire is the date that you actually begin working at Excite@Home and are on Excite@Home's payroll records. Your right to purchase your option shares will be subject to a vesting schedule that provides for 25% of your option shares to vest on your first year anniversary (twelve months) with the remainder to vest at the rate of 2.0833% per month over the next thirty-six months. The specific terms and conditions of your stock option will be set forth in a definitive stock option grant that you will receive shortly after your stock option is approved.

BENEFITS

We provide health and welfare benefits, including Medical, Dental, Vision, Life and Disability Insurance, through our benefits plan. Please refer to the attached Benefits Summary for more details. Should you have any questions about the benefit programs offered, please contact Margaret Chavez at (650) 569-2403.

AUTHORIZATION TO WORK IN USA

In accordance with the Immigration Reform and Control Act of 1986, you are required to provide verification of your identity and legal rights to work in the United States. The appropriate documents must be presented for Excite@Home's review on your first day of employment.

PROPRIETARY INFORMATION

We wish to impress upon you that we do not want you to bring with you any confidential or proprietary material of any former employer, or to violate any other obligation to your former
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employers. Within five days of your start date, you agree to execute the company's Nondisclosure and Invention Assignment Agreement, providing us trade secret protection of the company's proprietary information. Please understand that this offer is contingent upon a background investigation, reference checks and your written acceptance by Friday, December 17, 1999.

As a comprehensive Internet Search and Navigation Network, Excite@Home is involved in a wide variety of projects involving content from as many different sources on the Internet as possible. As a result, Excite@Home cannot guarantee employees that they will not be exposed to some adult material, either through specific work assignments or due to the presence of such material in the work environment. Any representations contrary to those contained in this letter which may have been made to you are superseded by this offer. If you accept this offer, the terms described in this letter constitute the terms of your employment with Excite@Home.

Please note: Excite@Home currently offers employee orientations every Monday at 9:00 a.m. It is required that you schedule your start date to coincide with our Monday orientations. Benefits, payroll, and policies and procedures will be covered during this session. Please return the signed original offer letter along with the New Hire Form and Non-Disclosure Agreement in the enclosed envelope to Elaine Morgado at 450 Broadway, Redwood City, CA 94063. A duplicate original is enclosed for your records.

Mark, we look forward to your acceptance, and future contributions as part of the Excite@Home senior management team.

Sincerely,

/s/ Adam Grosser

Adam Grosser
President, Subscriber Network

Enclosures:  Excite@Home Benefits Summary
             New Hire Forms

I accept this offer of employment with the understanding that it is not an employment contract. I understand that either I or Excite@Home may terminate any time, for any reason, with or without cause and with or without notice. The provisions stated in the offer of employment supersede all prior discussions and negotiations, and no other writing published by Excite@Home is intended to modify the presumptions of at-will employment status.

Accepted and Agreed:

By:  /s/ Mark O'Leary         Start date:
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Print Name:  Mark O'Leary     Date:                             , 1999
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